EX-FILING FEES

Calculation of Filing Fee Tables

PRER14C
(Form Type)

Convey Health Solutions Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to Be Paid	$0.00			$0.00
Fees Previously Paid	$163,131,328.50	(1)	.0000927	$15,122.27	(2)(3)
Total Transaction Valuation	$163,131,328.50
Total Fees Due for Filing				$0.00
Total Fees Previously Paid				$15,122.27
Total Fee Offsets				$0.00
Net Fee Due				$0.00

(1) Solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated as 15,536,317 shares of Convey Health Solutions Holdings, Inc. common stock outstanding multiplied by $10.50 per share (which excludes shares of common stock beneficially owned by TPG Parties (as defined below) and the Rollover Stockholders (as defined below)).

(2) The amount of the filing fee, calculated in accordance with Rule 0-11 of the Exchange Act was calculated by multiplying $163,131,328.50 by 0.0000927.

(3) Convey Health Solutions Holdings, Inc. previously paid $15,122.27 upon the filing of its Preliminary Information Statement on Schedule 14C on July 22, 2022.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources